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                                                                    EXHIBIT 23.3


            CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS


The Board of Directors and Stockholders
MS Financial, Inc.:


        We consent to the use of our audit report dated February 24, 1997 (except for the last paragraph of note 3 which is as of June 25, 1997) on the consolidated financial statements of MS Financial, Inc. and subsidiary as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 included herein and to the reference to our firm under the headings "Experts" in the prospectus. Our report dated February 24, 1997 (except for the last paragraph of note 3 which is as of June 25, 1997), contains an explanatory paragraph that states that the Company's material increases in delinquencies and losses on owned and serviced installment contracts, substantial net loss and reduced availability of financing raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


Jackson, Mississippi                            KPMG PEAT MARWICK LLP
December 2, 1997


                                                /s/ KPMG PEAT MARWICK LLP
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